Exhibit 99

Farmers & Merchants Bancorp (FMCB)
Reports Record Fourth Quarter and Annual 2025 Financial Results

Full Year 2025 Highlights

◾
Record annual net income of $93.6 million, an increase of $5.1 million compared to 2024; basic earnings per common share of $134.96, up 11.52% from the prior year; and diluted earnings per common share of $133.96, up 10.69% from the prior year;

◾
Record fourth quarter net income of $23.8 million, up 9.05% from $21.8 million in the fourth quarter of 2024; basic earnings per common share of $34.79, up 11.83% from the fourth quarter 2024; and diluted earnings per common share of $34.29, up 10.22% from the fourth quarter 2024;

◾	Achieved return on average assets of 1.67% and return on average equity of 15.11%;

◾	Tangible book value per share of $907.24, up from $800.52 or 13.33%, year-over-year;

◾	Net interest margin (tax equivalent basis) of 4.15%, up from 4.05% in 2024; loan yield of 6.06%, down from 6.08% in 2024; and cost of average total deposits of 1.22%, down from 1.35% in 2024;

◾	Effectively managed operating expenses with an efficiency ratio of 45.52%, down from 46.24% in 2024;

◾	Total assets at year-end grew to $5.7 billion from $5.4 billion, or 5.96%, year-over-year;

◾	Total deposits at year-end grew to $5.0 billion; up $278.7 million, or 5.93%, year-over-year;

◾	Loans and leases held for investment at year-end were $3.7 billion; down slightly, or 0.62%, year-over-year;

◾	Total investment securities at year-end grew to $1.7 billion from $1.2 billion, or 35.3%, year-over-year;

◾
Strong liquidity position as of December 31, 2025, with $1.8 billion in cash and investment securities, of which $951.2 million were available-for-sale securities; and a borrowing capacity of $2.1 billion with no outstanding borrowings;

◾
Strong capital position as of December 31, 2025, with a total risk-based capital ratio of 15.29%, common equity tier 1 ratio of 13.81%, tier 1 leverage ratio of 11.00% and a tangible common equity ratio of 11.15%; all increases from the prior year-end;

◾
Credit quality remained resilient with an allowance for credit losses on loans and leases at year-end of 2.08%; a net charge-off ratio of 0.05% at year-end; and a non-accrual loan and lease ratio of 0.02% at year-end.

Farmers & Merchants Bancorp (OTCQX: FMCB) (the “Company” or “FMCB”), the parent company of Farmers & Merchants Bank of Central California (the “Bank” or “F&M Bank”), reported record annual net income of $93.6 million for 2025, or $133.96 per diluted common share, compared to net income of $88.5 million in 2024, or $121.02 per diluted common share. For the year ended December 31, 2025, return on average assets was 1.67% and return on average equity was 15.11%.

CEO Commentary

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President, and Chief Executive Officer, stated, “We are very pleased to announce another record setting year with record net income of $93.6 million, up nearly 6% from 2024 and earnings per diluted common share of $133.96, up 10.69% from 2024. We achieved these impressive results while continuing to maintain a strong liquidity position and balance sheet at year-end with $1.8 billion in cash and investment securities, of which $951.2 million were available-for-sale securities, no borrowings and access to $2.1 billion in borrowing capacity, all while maintaining a conservative loan-to-deposit ratio of just under 74% at year-end. We were proud of our ability to grow deposits year-over-year, by nearly 6% without the use of brokered deposits, despite a decreasing interest rate environment in the second half of 2025.  Our continued focus on delivering personalized and premier services to our longstanding client relationships, while developing new client relationships, remains our number one priority. Gross loans and leases were $3.7 billion at year-end, down $22.9 million or 0.62% from December 31, 2024, as we continued to prioritize risk appropriate loan pricing and loan structure over loan growth. In the market, loan pricing continues to not adequately compensate for overall and duration risk on loans. Loan growth in the fourth quarter was up $44.7 million or 1.2% compared to the end of the third quarter of 2025 and the loan pipeline is strong as we begin 2026.  Our cost of average total deposits during 2025 decreased from 1.35% in 2024 to 1.22% in 2025. This, combined with an increase in our average investment yield from 2.79% to 3.44%, enabled us to grow the net interest margin from 4.05% in 2024 to 4.15% in 2025.”

Mr. Steinwert continued, “Our strategy of focusing on our client relationships, steady disciplined growth, together with an emphasis on efficiency and profitability continued to drive our performance. Our net income and earnings per diluted common share have increased in each of the last eight years, and during those eight years, net income has grown from $28.4 million in 2017 to $93.6 million in 2025, an increase of 230%, while earnings per diluted common share have grown from $35.03 in 2017 to $133.96 in 2025, an increase of 282%. Our Company remains in excellent financial condition and is well positioned as we begin 2026 to meet any challenges ahead as we have for the past 109 years.”

Earnings

Net interest income for the year ended December 31, 2025 was $219.2 million, an increase of $12.5 million, or 6.04%, when compared to $206.7 million for the year ended December 31, 2024. The Company’s net interest margin increased to 4.15% in 2025, one of the strongest in the industry. The increase was primarily due to an increase in interest income (tax equivalent basis) from $272.6 million in 2024 to $280.4 million in 2025, as the average investment yield increased from 2.79% in 2024 to 3.44% in 2025 as average investment balances increased from $1.1 billion in 2024 to $1.4 billion in 2025. The increase in the net interest margin also benefited from a decrease in interest expense from $65.3 million in 2024 to $60.3 million in 2025 as the cost of average total deposits decreased from 1.35% in 2024 to 1.22% in 2025 while average total deposits increased from $4.70 billion for 2024 to $4.86 billion in 2025. For the month of December 2025, our cost of average total deposits was 1.16%.

Non-interest income increased $2.9 million from $20.7 million in 2024 to $23.6 million in 2025. This increase was a result of the Company recording $1.3 million in net gains on leases that paid off early, a $1.4 million net gain on deferred compensation benefits, and a $0.3 million gain on equity investments, offset by a reduction of $0.7 million in net gains on the sale of investment securities from a net gain of $743,000 in 2024 compared to a $44,000 net gain in 2025.

Non-interest expense increased $5.4 million from $105.1 million in 2024 to $110.5 million in 2025 primarily as a result of an increase in total employee compensation and benefits of $1.7 million, an increase in deferred compensation benefits of $1.4 million, an increase of $1.3 million in other operating expenses, and an increase in data processing of $0.9 million. The Company’s expense efficiency ratio decreased to 45.52% from 46.24% in 2024 as the increase in revenues outpaced the increase in expenses.

Balance Sheet

Total assets grew 5.96% to $5.7 billion as of December 31, 2025 compared to $5.4 billion as of December 31, 2024. Total cash and cash equivalents decreased $67.7 million from $212.6 million as of December 31, 2024 to $144.9 million as of December 31, 2025 as management proactively moved excess cash into available-for-sale securities in anticipation of lower market rates in the second half of 2025, which occurred between September 2025 and December 2025. Gross loans and leases decreased $22.9 million from $3.69 billion as of December 31, 2024 to $3.67 billion as of December 31, 2025. Total investments increased $435.9 million from $1.23 billion as of December 31, 2024 to $1.67 billion as of December 31, 2025. Total deposits at December 31, 2025 were $4.98 billion, an increase of $278.7 million, or 5.93%, compared with $4.70 billion at December 31, 2024. Total demand deposits were $2.44 billion at December 31, 2025, compared to $2.40 billion as of December 31, 2024. At December 31, 2025, total demand deposits comprised 49.11% of total deposits.

Credit Quality

Loans and leases held for investment decreased $29.4 million, or 0.80%, to $3.65 billion at December 31, 2025, compared with $3.68 billion at December 31, 2024. Non-performing loans and leases were $0.8 million at December 31, 2025 compared to $0.9 million at December 31, 2024. Non-performing loans and leases to total loans and leases were 0.02% as of December 31, 2025 compared to 0.03% as of December 31, 2024. The Company had no other real estate owned assets at December 31, 2025, compared to $0.9 million at December 31, 2024. Non-performing assets to total assets were 0.02% at December 31, 2025 compared to 0.03% at December 31, 2024.

The Company recorded net charge-offs of $1.8 million in 2025 compared to $0.7 million in 2024. Provision for credit losses were $3.5 million in 2025, comprised of $2.9 million for the provision for credit losses on loans and leases and $0.6 million for the provision for credit losses on unfunded commitments, compared to no provision for credit losses in 2024. The allowance for credit losses on loans and leases increased by $1.1 million to $76.4 million, or 2.08% of total loans and leases as of December 31, 2025, compared with $75.3 million or 2.04% of total loans and leases as of December 31, 2024. The allowance for credit losses on loans and leases and unfunded commitments totaled $79.7 million or 2.17% as of December 31, 2025, compared to $78.0 million or 2.11% as of December 31, 2024. The increases in net charge-offs, the provision for credit losses and the allowance for credit losses reflected the ongoing economic stress in certain agricultural sectors. The Company’s strong credit culture and focus on longstanding client relationships both contributed to the Company’s ability to mitigate the risk inherent to the agricultural portfolio while maintaining strong credit quality metrics.

Capital

The Company’s regulatory capital ratios continued to strengthen during 2025. At December 31, 2025, the Company’s total risk-based capital ratio was 15.29%, the common equity tier 1 capital ratio was 13.81% and the tier 1 leverage capital ratio was 11.00%, an increase from 14.52%, 13.04% and 10.95%, respectively, as of December 31, 2024. The Company’s and Bank’s regulatory capital ratios remained strong and met the highest possible regulatory classification of “well-capitalized” as of December 31, 2025. At December 31, 2025, the tangible common equity ratio was 11.15%, an increase of 69 basis points from 10.46% at December 31, 2024. Tangible book value per share increased to $907.24 per share at December 31, 2025, up 13.33% compared with $800.52 at December 31, 2024.

The growth in capital was driven by net income of $93.6 million partially offset by stock repurchases of $34.7 million and cash dividends paid on common shares of $13.8 million. On August 13, 2025, the Company announced that it changed its dividend policy related to the frequency of cash dividend payments from semi-annually to quarterly. The first quarterly dividend was declared on August 12, 2025 and paid on October 1, 2025, while the most recent quarterly dividend was declared on December 4, 2025 and paid on January 2, 2026. The total dividends per share for 2025 were $19.35 per share, up 6.9% when compared to $18.10 per share for 2024. The Company repurchased 33,562 shares of its common stock during 2025, which reduced total outstanding shares to 697,904 as of year-end 2025. On August 14, 2025, the Company announced the Board of Directors’ authorization of an increase of $45.0 million to the existing share repurchase program along with an extension of the program through December 31, 2027. As of December 31, 2025, there remained $30.3 million authorized for repurchases under the Board-approved stock repurchase plan.

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp trades on the OTCQX under the symbol FMCB, and is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.  Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 33 convenient locations. F&M Bank is financially strong, with $5.7 billion in assets, and is consistently recognized as one of the nation's safest banks by national bank rating firms. The Bank has maintained a 5-Star rating from BauerFinancial for 35 consecutive years, longer than any other commercial bank in the State of California.

Farmers & Merchants Bancorp has paid dividends for 90 consecutive years and has increased dividends for 60 consecutive years. As a result, Farmers & Merchants Bancorp is a member of a select group of only 57 publicly traded companies referred to as “Dividend Kings,” and is ranked 17th in that group based on consecutive years of dividend increases. A “Dividend King” is a stock with 50 or more consecutive years of dividend increases.

In January 2026, Farmers & Merchants Bancorp was named by the OTCQX as one of the “Best 50 OTCQX 2026” list, ranking #38 on this list which is based on total return and average daily dollar volume growth. The Company also made this list in 2023.

In July 2025, Farmers & Merchants Bancorp was named by Bank Director’s Magazine as the #3 best-performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2024. In July 2024, Farmers & Merchants Bancorp was named by Bank Director’s Magazine as the #2 best-performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2023. In July 2023, the Bank was named by Bank Director’s Magazine as the #1 best-performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2022.

In April 2024, F&M Bank was ranked 6th on Forbes Magazine’s list of "America’s Best Banks" in 2023. Forbes’ annual “America’s Best Banks” list looks at ten metrics measuring growth, credit quality, profitability, and capital for the 2023 calendar year, as well as stock performance in the 12 months through March 18, 2024.

In December 2023, F&M Bank was ranked 4th on S&P Global Market Intelligence's “Top 50 List of Best-Performing Community Banks” in the US with assets between $3.0 billion and $10.0 billion for 2023. S&P Global Market Intelligence ranks financial institutions based on several key factors including financial returns, growth, and balance sheet risk profile.

In October 2021, F&M Bank was named the “Best Community Bank in California” by Newsweek magazine. Newsweek’s ranking recognizes those financial institutions that best serve their customers’ needs in each state. This recognition speaks to the superior customer service the F&M Bank team members provide to its clients.

F&M Bank was ranked the 19th largest bank lender to agriculture in the United States as of September 30, 2025, by American Bankers Association. F&M Bank operates in the mid-Central Valley of California, including Sacramento, San Joaquin, Solano, Stanislaus, and Merced counties and the east region of the San Francisco Bay Area, including Napa, Alameda and Contra Costa counties.

F&M Bank was inducted into the National Agriculture Science Center’s “Ag Hall of Fame” at the end of 2021 for providing resources, financial advice, guidance, and support to the agribusiness communities as well as to students in the next generation of agribusiness workforce. F&M Bank is dedicated to helping California remain the premier agricultural region in the world and will continue to work with the next generation of farmers, ranchers, and processors. F&M Bank remains committed to servicing the needs of agribusiness in California as has been the case since its founding over 109 years ago.

F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their last Community Reinvestment Act (“CRA”) evaluation.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements in this press release include, without limitation, statements regarding the Company’s strategic focus and priorities, disciplined growth, and emphasis on efficiency and profitability, and the anticipated results therefrom, loan pricing and risk, and the Company’s loan pipeline, competitive positioning, and ability to mitigate risk in its agricultural portfolio. Forward-looking statements in this earnings release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from results expressed or implied by such forward-looking statements. Such risk factors include, among others: the effects of and changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board and their effects on inflation risk; financial and regulatory policies of the United States government; political and economic uncertainty, including any decline in global, domestic or local economic conditions or the stability of credit and financial markets and the impact of tariffs; and other relevant risks detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website. All such factors are difficult to predict and are beyond the Company's ability to control or predict. There also may be additional risks that the Company does not presently know, or that the Company currently believes to be immaterial, that could also cause actual results to differ materially and adversely from those contained in these forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances after the date of this press release or otherwise, except as may be required by applicable law.

For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

FINANCIAL HIGHLIGHTS

	For the Year-Ended
(dollars in thousands, except share and per share data)	December 31, 2025	December 31, 2024
Earnings and Profitability:
Interest income	$279,492	$271,977
Interest expense	60,332	65,301
Net interest income	219,160	206,676
Provision for credit losses	3,500	-
Noninterest income	23,633	20,700
Noninterest expense	110,517	105,132
Income before taxes	128,776	122,244
Income tax expense	35,171	33,787
Net income	$93,605	$88,457

Basic earnings per common share	$134.96	$121.02
Diluted earnings per common share	$133.96	$121.02
Weighted average shares outstanding - Basic	693,589	730,914
Weighted average shares outstanding - Diluted	698,768	730,914
Common shares outstanding	697,904	699,798
Return on average assets	1.67%	1.64%
Return on average equity	15.11%	15.49%
Loan yield	6.06%	6.08%
Cost of average total deposits	1.22%	1.35%
Net interest margin - tax equivalent	4.15%	4.05%
Effective tax rate	27.31%	27.64%
Efficiency ratio	45.52%	46.24%
Book value per common share (1)	$924.93	$818.91
Tangible book value per common share (2)(a)	$907.24	$800.52

Balance Sheet:
Total assets	$5,690,110	$5,370,196
Cash and cash equivalents	144,864	212,563
of which held at Fed	84,242	141,505
Total investment securities	1,669,795	1,233,857
of which available-for-sale	951,154	464,414
of which held-to-maturity	718,641	769,443
Gross loans and leases	3,667,325	3,690,221
Allowance for credit losses - loans and leases	76,375	75,283
Total deposits	4,977,826	4,699,139
Subordinated debentures	10,310	10,310
Total shareholders' equity	$645,514	$573,072

Loan-to-deposit ratio	73.67%	78.53%
Percentage of checking deposits to total deposits	49.11%	51.08%

Capital Ratios (Bancorp)
Common equity tier 1 capital to risk-weighted assets	13.81%	13.04%
Tier 1 capital to risk-weighted assets	14.04%	13.26%
Risk-based capital to risk-weighted assets	15.29%	14.52%
Tier 1 leverage capital ratio	11.00%	10.95%
Tangible common equity ratio (3)(a)	11.15%	10.46%

(a) Non-GAAP measurement

Non-GAAP Measurement Reconciliation:
(Dollars in thousands)	December 31, 2025	December 31, 2024

Shareholders' equity	$645,514	$573,072
Less: Intangible assets	12,348	12,870
Tangible common equity	$633,166	$560,202

Total assets	$5,690,110	$5,370,196
Less: Intangible assets	12,348	12,870
Tangible assets	$5,677,762	$5,357,326

Tangible common equity ratio(3)	11.15%	10.46%

(1)	Total common equity divided by common shares outstanding
(2)	Tangible common equity divided by common shares outstanding
(3)	Tangible common equity divided by tangible assets